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                                                                     EXHIBIT 3.5


                                                             [EXECUTION VERSION]



                           CERTIFICATE OF DESIGNATIONS

                                       OF

                      SERIES C CONVERTIBLE PREFERRED STOCK

                                       OF

                            SIERRA WELL SERVICE, INC.


         SIERRA WELL SERVICE, INC., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

         That the following resolutions were duly adopted by the Board of Directors of the Corporation (the "Board of Directors") at a meeting duly convened and held on March 29, 1999, pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation that authorize the issuance of up to 2,500 shares of preferred stock (the "Preferred Stock"):

                  "BE IT RESOLVED, that the issuance of a series of Preferred Stock of Sierra Well Service, Inc. (the "Corporation") is hereby authorized, and the designation, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of the shares of such series, in addition to those set forth in the Certificate of Incorporation of the Corporation, are hereby fixed as follows.

         SECTION 1. DESIGNATION. The distinctive serial designation of such series shall be "Series C Convertible Preferred Stock" (hereinafter called "Series C"). Each share of Series C shall have a par value of $1,000 per share and shall be identical in all respects with all other shares of Series C.

         SECTION 2. RANK. All shares of the Series C shall rank (i) prior to the Corporation's Common Stock; (ii) junior to the Corporation's Series A Cumulative Preferred Stock (the "Series A") and Series B Convertible Preferred Stock (the "Series B"); and (iii) except as specifically provided herein, prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of a majority of the holders of Series C and all other series of the Preferred Stock obtained in accordance with Section 10(b) hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series C).



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         SECTION 3. NUMBER OF SHARES. The number of shares of Series C shall initially be one (1). Shares of Series C that are converted into Common Stock shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

         SECTION 4. DEFINITIONS. As used herein with respect to Series C, the following terms shall have the following meanings:

                  a. The term "junior stock" shall mean the Common Stock and any other class or series of capital stock of the Corporation hereafter authorized over which Series C has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

                  b. The term "parity stock" shall mean any other class or series of stock of the Corporation hereafter authorized which ranks on a parity with Series C in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

                  c. The term "business day" shall mean each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in New York, New York are not authorized or obligated by law, regulation or executive order to close.

         SECTION 5. DIVIDENDS. The holders of record, as of the record date therefor or, if there is no such record date, as of the date of payment thereof, of shares of Series C shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, any dividends payable on the Common Stock, as and when paid, in an amount equal to the amount each such holder would have received if such holder's shares of Series C had been converted into Common Stock pursuant to Section 8 immediately prior to the record date or, if there is no such record date, on the date of payment thereof. Except as provided in this Section 5, holders of shares of Series C shall not be entitled to any dividends unless authorized by unanimous vote of the Board of Directors.

         SECTION 6. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation (an "event of liquidation"), the holders of the outstanding shares of Series C shall be deemed to have elected, immediately prior to such event of liquidation, to convert their shares of Series C into Common Stock pursuant to Section 8 hereof; provided, however, that each holder of Series C shall have the right upon an event of liquidation to elect in writing to receive the liquidation preference (as hereinafter defined) with respect to its shares of Series C in lieu of converting such shares into Common Stock. Upon an event of liquidation, before any distribution or payment out of the assets of the Corporation shall be made to or set aside for the holders of any junior stock, the holders of shares of Series C who shall have elected to receive the liquidation

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preference shall be entitled to receive in full an amount equal to $1,000.00 per share (which amount is referred to herein as the "liquidation preference"). In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares or otherwise, is permitted under the Delaware General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series C whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Corporation's total liabilities. If the assets of the Corporation are not sufficient to pay such amount in full to all holders of shares of Series C and any parity stock, the amounts paid to holders of shares of Series C and holders of all parity stock shall be pro rata in accordance with the respective aggregate liquidation preferences of Series C and all such parity stock.

         If such amount shall have been paid in full to all holders of shares of Series C, the remaining assets of the Corporation shall be distributed among the holders of junior stock, according to their respective rights and preferences and in each case according to their respective numbers of shares. For the purposes of this Section 6, the consolidation or merger of the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

         SECTION 7. REDEMPTION. The Corporation shall not be entitled to redeem shares of Series C at any time.

         SECTION 8. CONVERSION RIGHTS. After June 30, 2000, each holder of shares of Series C shall have the right, at such holder's option, to convert any or all of such holder's shares of Series C into shares of Common Stock of the Corporation at any time on and subject to the following terms and conditions.

                  a. The shares of Series C shall be convertible at the principal office of the Corporation, and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Corporation, at the ratio (herein called the "conversion amount") of:

                           (i) 10% of the total number of then outstanding shares of Common Stock (calculated on a fully diluted basis, as defined below) per share of Series C, if the Series A is redeemed in full by the Corporation on a date that was after June 30, 2000 but before July 1, 2001;

                           (ii) 20% of the total number of then outstanding shares of Common Stock (calculated on a fully diluted basis) per share of Series C, if the Series

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                                    A is redeemed in full by the Corporation on
                                    a date that was after June 30, 2001 but
                                    before July 1, 2002;

                           (iii) 30% of the total number of then outstanding shares of Common Stock (calculated on a fully diluted basis) per share of Series C, if the Series A is redeemed in full by the Corporation on a date that was after June 30, 2002 but before July 1, 2003;

                           (iv) 40% of the total number of then outstanding shares of Common Stock (calculated on a fully diluted basis) per share of Series C, if the Series A is redeemed in full by the Corporation on a date that was after June 30, 2003 but before July 1, 2004; or

                           (v) 65% of the total number of then outstanding shares of Common Stock (calculated on a fully diluted basis) per share of Series C, if, as of July 1, 2004, one or more shares of the Corporation's Series A remain outstanding.

         Upon each conversion of Series C, the holder thereof shall be entitled to receive, in addition to the shares of Common Stock or other capital stock issuable upon such conversion, all dividends accrued to the date of conversion on the shares of Series C being converted. The term "fully diluted" shall mean the total number of shares of Common Stock outstanding assuming the exercise of all outstanding warrants, stock options or similar rights to acquire shares of Common Stock and the conversion of all evidences of indebtedness, shares (other than Common Stock) and other securities convertible into or exchangeable for shares of Common Stock; provided, the total number of shares of Common Stock outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation or its subsidiaries.

                  b. In order to convert shares of Series C into Common Stock the holder thereof shall surrender at the office or offices hereinabove mentioned the certificate or certificates therefor, duly endorsed or assigned to the Corporation or in blank, and give written notice to the Corporation at said office or offices that such holder elects to convert such shares. Except for the payment by the Corporation of accrued dividends pursuant to paragraph (a) above, no payment or adjustment shall be made upon any conversion on account of any unpaid or accrued dividends on the shares or Series C surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion. Shares of Series C shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of the certificates for such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock

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         issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same.

                  c. No fractional shares of Common Stock shall be issued upon conversion of shares of Series C, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay cash in respect of such fraction in an amount equal to the same fraction of the Closing Price on the date on which the certificate or certificates for such shares were duly surrendered for conversion, or, if such date is not a Trading Day, on the next Trading Day.

                  d. The number and kind of shares of capital stock of the Corporation issuable on conversion shall be adjusted from time to time as follows:

                           i. In case the Corporation shall issue by
                  reclassification of its outstanding Common Stock (whether pursuant to a merger or consolidation or otherwise) any other shares of capital stock of the Corporation, the holder of any shares of Series C surrendered for conversion after the record date fixed by the Board of Directors for such reclassification shall be entitled to receive the aggregate number and kind of shares of capital stock of the Corporation which, if such shares of Series C had been converted immediately prior to such record date, such holder would have been entitled to receive by virtue of such reclassification.

                           ii. In case of any consolidation or merger of the
                  Corporation with or into another corporation or entity (other than a merger with another corporation in which the Corporation is the surviving corporation and which does not result in any reclassification or change in the Common Stock issuable upon conversion of shares of Series C), or in the case of a statutory share exchange in which all shares of Common Stock are exchanged for shares of another corporation or entity, the holders of shares of Series C shall have, and the Corporation or such successor entity or purchaser shall covenant in the constituent documents effecting any of the foregoing transactions that the holders of shares of Series C shall have, the right to obtain upon conversion of shares of Series C, in lieu of each share of Common Stock theretofore issuable upon exercise of the conversion rights set forth herein, the kind and amount of shares of stock, other securities, money and property receivable upon such consolidation or merger or share exchange by a holder of one share of Common Stock issuable upon exercise of the conversion rights set forth herein as if they had


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                  been exercised immediately prior to such consolidation or
                  merger or share exchange. The constituent documents effecting any such consolidation or merger or share exchange shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this paragraph. The provisions of this paragraph shall apply similarly to successive consolidations or mergers or shares exchanges.

                  e. In case:

                           i. of any reclassification of the capital stock of
                  the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale, transfer or other disposition of all or substantially all of the assets of the Corporation; or

                           ii. of the voluntary or involuntary liquidation,
                  dissolution or winding up of the Corporation;

then the Corporation shall cause to be filed with each transfer agent for the shares of Series C (or, if no transfer agent, shall keep on file at its offices) and shall cause to be mailed to the holders of record of the outstanding shares of Series C, at least 20 days prior to the applicable record or effective date hereinafter specified, a notice stating the date on which such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up. Failure to give notice as required by this subsection (e), or any defect therein, shall not affect the validity of any such dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up, or the vote on any action authorizing such.

                  f. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of issuance upon conversion of shares of Series C, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series C then outstanding.

                  g. The Corporation shall pay any and all transfer taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Series C pursuant hereto, other than any tax in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C so converted were registered. No such issuance or delivery in a name other than that in which the


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         shares of Series C were registered shall be made unless and until the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

                  h. For the purpose of this Section 8, the term "Common Stock" shall mean the class of stock of the Corporation which, as of the first date of issuance of shares of Series C, has no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation and shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof.

                  i. As used in this Section 8, the term "Closing Price" on any day shall mean the reported last sale price per share of Common Stock regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or if the Common Stock is not listed or admitted to trading on such Exchange, on the American Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as reported by the National Association of Securities Dealers' Automated Quotation System, or, if not so reported, as reported by the National Quotation Bureau, Incorporated, or any successor thereof, or, if not so reported, the average of the closing bid and asked prices as furnished by any member of the National Association Securities Dealers, Inc. selected from time to time by the Corporation for that purpose, or, if such prices are unavailable, the fair market value per share of Common Stock on the applicable date as determined by the Board of Directors, whose determination shall be conclusive and described in a Board resolution , provided that in the event the Corporation's stockholders have approved an incentive stock option plan, such determination shall be made by the Board of Directors in accordance with such plan and such determination shall be final and conclusive. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a business day.

         SECTION 9. MANDATORY CONVERSION. Upon the terms and in the manner set forth in this Section 9, at the option of the Corporation all outstanding shares of Series C Preferred Stock shall be converted (the "Mandatory Conversion"), without any action on the part of the holders thereof, into shares of Common Stock upon the closing of an underwritten public offering of debt or equity

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securities pursuant to the Corporation's first effective registration statement under the Securities Act of 1933, as amended, the proceeds of which are used to
(i) repay in full the outstanding balance of the Corporation's Senior Subordinated Credit Facility, dated as of March 31, 1999, and (ii) redeem the Series A, if outstanding (the "Initial Public Offering"). In the event of an Initial Public Offering, the date of the closing of the Initial Public Offering on which the Corporation receives the proceeds of such offering or the date of the notice by the Board of Directors, as applicable, shall be the effective date of conversion ("Mandatory Conversion Date").

                  a. Each of the shares of Series C shall be converted upon the Mandatory Conversion Date into a number of fully paid and nonassessable shares of Common Stock upon the same basis as provided in Section 8 above.

                  b. On the Mandatory Conversion Date, each holder of a certificate that, immediately prior to the closing of the Mandatory Conversion Date, represented a number of shares of Series C shall be entitled, upon endorsement to the Corporation or in blank and surrender thereof to the Corporation at its principal office or at the office of the agency maintained for such purpose, to receive in exchange therefor a certificate (bearing such legend(s) as may be required under applicable federal or state laws) for the number of shares of Common Stock to which such holder shall be entitled, plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash equal to such fraction multiplied by the Closing Price of the Common Stock as of the close of business on the date of such conversion. Until so surrendered, each certificate that, immediately prior to the Mandatory Conversion Date, represented a number of shares of Series C shall, at and following the Mandatory Conversion Date, evidence solely the ownership of shares of the Common Stock. All shares of Common Stock into which shares of Series C shall have been converted pursuant to this Section 9 shall be issued in full satisfaction of all rights pertaining to such converted shares.

         SECTION 10. VOTING RIGHTS.

                  a. The holders of Series C shall vote together with the holders of Common Stock (and of any other class or series which may similarly be entitled to vote with the holders of Common Stock) as a single class on all matters on which holders of Common Stock are entitled to vote. As of the record date for any such vote, or if there is no record date for the vote, on the date such vote is taken, each share of Series C shall entitle its holder to cast a number of votes equal to the number of votes (calculated as to the nearest 1/100th of a share) that could be cast by a holder of:

                           (i) 10% of the total number of then outstanding shares of Common Stock (calculated on a fully diluted basis) per share of Series C, if the date

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                                    is before July 1, 2001 and the Series A was
                                    redeemed in full by the Corporation on a date that was after June 30, 2000 but before July 1, 2001;

                           (ii) 20% of the total number of then outstanding shares of Common Stock (calculated on a fully diluted basis) per share of Series C, if the date is before July 1, 2002 and the Series A was redeemed in full by the Corporation on a date that was after June 30, 2001 but before July 1, 2002;

                           (iii) 30% of the total number of then outstanding shares of Common Stock (calculated on a fully diluted basis) per share of Series C, if the date is before July 1, 2003 and the Series A was redeemed in full by the Corporation on a date that was after June 30, 2002 but before July 1, 2003;

                           (iv) 40% of the total number of then outstanding shares of Common Stock (calculated on a fully diluted basis) per share of Series C, if the date is before July 1, 2004 and the Series A was redeemed in full by the Corporation on a date that was after June 30, 2003 but before July 1, 2004; or

                           (v) 49% of the total number of then outstanding shares of Common Stock (calculated on a fully diluted basis) per share of Series C, if, the date is on or after July 1, 2004 and, as of July 1, 2004, one or more shares of the Corporation's Series A remain outstanding.


                  b. Upon the written request of holders of a majority of the outstanding shares of Series C addressed to the Secretary of the Corporation at the principal office of the Corporation, the Secretary of the Corporation shall call a special meeting of the Series C stockholders. Such meeting shall be held within thirty (30) days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the bylaws of the Corporation, as then in effect, for the holding stockholder meetings.

                  c. Any action required or permitted to be taken by the Series C stockholders at any stockholder meeting, whether annual or special, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall


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         be signed by the holders of outstanding shares of Series C having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

                  d. So long as any shares of Series C are outstanding, in addition to any other vote or consent of stockholders required by law or by the certificate of incorporation, the vote or consent of the holders of a majority of the shares of Series C and all other series of the Preferred Stock similarly entitled to vote upon the matters specified in this paragraph at the time outstanding, voting separately as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

                           i.       any amendment, alteration or repeal
                                    (including by merger or consolidation) of any of the provisions of the terms of the Series C or any other amendment, alteration or repeal of any provisions of the certificate of incorporation or of the by-laws of the Corporation;

                           ii. the authorization or creation of, or increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series of capital stock of the Corporation ranking prior to or on a parity with Series C in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or

                           iii. any (x) merger or consolidation of the Corporation with or into any other corporation, unless the Corporation shall be the surviving or resulting corporation and the shares of Series C remain outstanding immediately upon completion of such merger or consolidation or (y) sale of all or substantially all of the Corporation's assets; or

                           iv. any issuance of shares of Series C other than pursuant to Section 5(a).

         SECTION 11. OTHER RIGHTS. The shares of Series C shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Corporation.

         SECTION 12. RESTATEMENT OF CERTIFICATE. Upon any restatement of the Certificate of Incorporation of the Corporation, Sections 1 through 11 of this Certificate of Designations shall be included in the Certificate of Incorporation under the heading "Series C Cumulative Convertible Preferred Stock" and this Section 12 may be omitted. If the Board of Directors so determines, the numbering of Sections 1 through 11 may be changed for convenience of reference or for any other proper purpose."


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        [SIGNATURE PAGE - SERIES C PREFERRED CERTIFICATE OF DESIGNATIONS]


         IN WITNESS WHEREOF, Sierra Well Service, Inc. has caused this certificate to be signed by Bill E. Coggin, its Vice Chairman, this 31st day of March, 1999.



                                  SIERRA WELL SERVICE, INC.,
                                  A Delaware corporation


                                  By: /s/ Bill E. Coggin
                                     ------------------------------------------
                                  Name:    Bill E. Coggin
                                  Title:   Vice Chairman